Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FIRST QUARTER 2015 RESULTS

FORT WORTH, Texas – April 23, 2015 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2015.

FIRST QUARTER 2015 HIGHLIGHTS

First quarter 2015 revenue declined 35% to $261.7 million from $400.9 million in the fourth quarter of 2014 as all lines of services experienced reduced activity levels and pricing pressures.  First quarter 2015 revenue decreased 21% from $331.3 million generated in the first quarter of 2014.  All metrics for the first quarter of 2014 were adjusted for the divestiture of Basic’s barge rig operations in March 2014 for comparability purposes.

For the first quarter of 2015, Basic reported a net loss of $32.6 million, or a loss of $0.81 per basic and diluted share. This compares to a net loss of $18.8 million, or a loss of $0.45 per basic and diluted share, reported in the fourth quarter of 2014.  The fourth quarter of 2014 included a tax-effected, non-cash charge of $23.5 million ($34.7 million before tax), or $0.56 per basic and diluted share, for impairment of all the goodwill associated with the well servicing and fluid services segments. Excluding this special item, Basic reported net income of $4.7 million, or $0.11 per basic and diluted share. In the first quarter of 2014, Basic reported a net loss of $3.3 million, or a loss of $0.08 per basic and diluted share.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our first quarter results reflect the overall impact of the rapid decline in oil prices that began during the fourth quarter of 2014. This challenging environment has triggered drastic capital spending reductions by our customers, resulting in the scaling back of our operations to fit operating cash flow in order to preserve liquidity and match customer activity. As customers reduce their service needs, pricing concessions have been required to maximize our utilization levels across all of our lines of business. In addition, our first quarter performance was impacted by severe weather disruptions that further reduced our revenue.

“First quarter margins were most impacted in our completion and remedial services driven by a rapid decline in the U.S. land drilling rig count. We continue to face fierce rate competition in the completion lines of business across all of our operating areas; with pricing discounts reaching as high as 40% from their peak levels in 2014.

“We have maintained our strategy of protecting market share, maximizing utilization, and reducing rates as necessary in all segments. We continue our efforts to lower input costs and right-size our workforce. Our overall headcount is now 20% lower than its peak of mid fourth quarter 2014. As we allocate assets into markets where activity is strongest, we continue to high-grade our marketed fleet and to stack excess equipment.  We have increased our stacked well servicing rig count by 40 during the first quarter and added to it during April.

“We have successfully employed these defensive strategies in previous down cycles, and combined with the strength of our current financial position, these strategies should allow us to withstand the effects of a prolonged downturn in activity. In light of these challenging operating conditions, we have scaled back our 2015 capital expenditure plan down below our original estimate of $100 million, having already shifted primarily to a maintain-and-sustain revenue mode. At current activity levels, this number could be as low as $75 million for 2015.

“During the month of March, we saw less of a sequential reduction in activity levels compared to the previous month-over-month period, and we are starting to see some signs of flattening utilization levels. However, it is still too early to predict whether the second quarter will reflect a potential floor for activity. Looking ahead, we currently anticipate our second quarter revenue to be down 10% to 15% sequentially, as declines in activity and continued pricing pressures will likely combine to reduce utilization. Generating free cash flow and preserving liquidity remains our main financial focus.

“This week, we amended our existing revolver from a cash flow-based facility to an asset-based facility.  This amendment allows us to maintain ample liquidity, while eliminating potential covenant compliance issues we may have faced later in the year due to market conditions. We will share more details on this amendment on the quarterly earnings call.”

Adjusted EBITDA decreased to $27.3 million, or 10% of revenues for the first quarter of 2015, from $85.6 million, or 21% of revenue in the fourth quarter of 2014.  In the first quarter of 2014, Basic generated Adjusted EBITDA of $65.4 million, or 19% of revenue, including the impact of the barge rig operations.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue dropped by 45% to $112.8 million in the first quarter of 2015 from $203.4 million in the prior quarter.  The sequential decrease in revenue resulted primarily from reduced activity in our pumping and coil tubing services, due to the general decline in completion activity, driven by the significant reduction in the drilling rig count during the first quarter. In the first quarter of 2014, this segment generated $137.5 million in revenue.

As of March 31, 2015, Basic had approximately 443,000 hydraulic horsepower (“HHP”), flat compared to the end of the previous quarter and 301,000 HHP as of March 31, 2014. Weighted average HHP for the first quarter of 2015 was 443,000 compared to 427,000 in the fourth quarter of 2014.

Segment profit in the first quarter of 2015 decreased 59% to $31.5 million compared to $77.1 million in the prior quarter.  Segment margin for the 2015 first quarter decreased 990 basis points to 28% compared to the previous quarter, due mainly to decremental margins on the lower revenue base.  During the first quarter of 2014, segment profit was $51.0 million, or 37% of revenue.

Fluid Services

Fluid services revenue in the first quarter of 2015 decreased 21% to $73.8 million compared to $93.8 million in the prior quarter.  The decrease in revenue was due to lower utilization as well as reduced rates, particularly in our higher margin service lines.  During the first quarter of 2014, this segment generated $92.8 million in revenue.

The weighted average number of fluid services trucks increased to 1,046 during the first quarter of 2015, compared to 1,043 during the fourth quarter of 2014 and 1,006 during the first quarter of 2014.  Truck hours of 595,100 during the first quarter of 2015 decreased 10% from the 661,900 generated in the fourth quarter of 2014, and decreased 2% compared to 607,200 in the same period in 2014.

The average revenue per fluid service truck decreased to $71,000 from $90,000 in the fourth quarter of 2014 mainly due to the decreases in overall rates, disposal utilization and skim oil revenues. In the comparable quarter of 2014, average revenue per fluid truck was $92,000.

Segment profit in the first quarter of 2015 was $19.7 million, compared to a profit of $26.6 million in the prior quarter, with segment profit margin decreasing by 170 basis points to 27%, caused by lower levels of frac tank rentals and skim oil revenues, and a 50 basis point impact from the annual reset of payroll taxes. Segment profit in the same period in 2014 was $26.1 million, or 28% of revenue.

Well Servicing

Well servicing revenues decreased 28% to $63.7 million during the first quarter of 2015 compared to $88.0 million in the prior quarter, due to significantly lower utilization resulting from price cuts related to the competitive market environment, a general decline in our customers’ capital and operating budgets, and adverse winter weather during the first quarter. Revenues from the Taylor manufacturing operations were $1.8 million in the first quarter of 2015 compared to $3.0 million in the prior quarter.  In the first quarter of 2014, well servicing revenues were $87.5 million, adjusted for the sale of our barge operations in March 2014.  All amounts and percentages below have been adjusted for the sale of our barge rigs in the first quarter of 2014.

At March 31, 2015, the well servicing rig count was 421, the same as the end of the prior quarter and at March 31, 2014. Rig hours were 163,900 in the first quarter of 2015, down from 204,400 in the previous quarter and down from 209,700 hours in the comparable quarter of last year. Rig utilization was 55% in the first quarter of 2015, down from 67% in the prior quarter and down from 70% in the first quarter of 2014.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $377 in the first quarter of 2015, compared to $416 in the previous quarter and to $407 reported in the first quarter of 2014. The first quarter decline was due to pricing concessions given to customers in all operating markets.

Segment profit in the first quarter of 2015 was $11.3 million compared to $19.8 million in the prior quarter and $21.0 million during the same period in 2014.  Segment profit margin decreased to 18% in the first quarter of 2015 from 23% in the previous quarter. The first quarter profit margin was negatively impacted by pricing concessions given to customers beginning in the latter part of the fourth quarter of 2014, as well as downhole issues, resulting in a 360 basis point impact to margins, and a 75 basis point impact from the reset of payroll taxes.  In the first quarter of 2014, adjusted segment profit was 25% of revenue. Segment profit from the Taylor manufacturing operations was $255,000 in the first quarter of 2015 compared to $432,000 in the prior quarter and $134,000 in the first quarter of 2014.

Contract Drilling

Contract drilling revenue decreased 27% to $11.5 million during the first quarter of 2015 from $15.7 million in the prior quarter.  During the first quarter of 2014, this segment generated $13.5 million in revenue.  Basic operated 12 drilling rigs during the first quarter of 2015, the same number of rigs as in the previous quarter as well as the first quarter of 2014.  Revenue per drilling day in the first quarter of 2015 was $17,000, up from $16,600 in the previous quarter and up from $16,500 in the first quarter of 2014.  The increase in revenue per drilling day is due to an early termination payment of $732,000 on the long-term contract of one of our rigs.

Rig operating days during the first quarter of 2015 decreased 29% to 674 compared to 948 in the prior quarter, resulting in rig utilization of 62% during the first quarter of 2015 compared to 86% during the prior quarter.  In the comparable period in 2014, rig operating days were 821, producing a utilization of 76%.

Segment profit in the first quarter of 2015 was $4.0 million, a 23% decrease compared to profit of $5.1 million in the prior quarter and a decrease from $4.4 million in the first quarter of 2014.  Segment margin for the first quarter of 2015 was 34% of revenues compared to 33% from the prior quarter.  Last year in the comparable period, segment margin was 32%.

G&A Expense

General and administrative (“G&A”) expense in the first quarter of 2015 was $39.2 million, or 15% of revenue, compared to $43.3 million, or 11% of revenue, for the prior quarter. The lower G&A expense was primarily due to the impact of cost savings initiatives initiated during the first quarter, reduced personnel costs and lower incentive compensation expense.  G&A expense in the first quarter of 2014 was $39.6 million, or 12% of revenue.

Tax Benefit

Basic’s tax benefit for the first quarter of 2015 was $17.9 million, compared to a tax benefit of $7.3 million in the fourth quarter of 2014. Excluding the special item in the fourth quarter of

2014, tax expense was $3.9 million.  The tax benefit in the first quarter of 2015 had an effective rate of 35%, compared to the prior quarter’s effective tax adjusted expense rate of 45%. The tax benefit of $1.4 million in the first quarter of 2014 translated into an effective tax rate of 30%.

Cash and Total Liquidity

On March 31, 2015, Basic had cash and cash equivalents of approximately $105 million, up from $80 million at December 31, 2014 and down from $117 million on March 31, 2014.

On April 21, 2015, Basic amended its existing revolving credit facility with the current syndicate of lenders.  The amendment revises the revolver from the existing $300 million cash-flow based facility to a $250 million asset-based facility.  The facility includes a $100 million accordion feature, which could maximize the revolver to $350 million.  The borrowing base is comprised of eligible accounts receivable and equipment.  This amendment also eliminates the existing cash flow-based covenants.  Certain secured leverage ratio and fixed charge ratio maintenance covenants will apply if availability under the facility declines below certain thresholds.  Total pro forma liquidity at March 31, 2015 would be approximately $230 million.

Capital Expenditures

Total capital expenditures during the first quarter 2015, including capital leases of $8.3 million, were approximately $34.1 million, comprised of $12.0 million for expansion projects, $19.6 million for sustaining and replacement projects and $2.5 million for other projects.  Expansion capital spending included $5.6 million for the well servicing segment, $5.4 million for the completion and remedial services segment, and $1.0 million for the fluid services segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its first quarter 2015 results on Friday, April 24, 2015, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 8, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13605363#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 4,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended March 31,
	2015	2014

Income Statement Data:	(Unaudited)
Revenues:
Completion and remedial services	$112,775	$137,485
Fluid services	73,803	92,835
Well servicing	63,668	92,912
Contract drilling	11,475	13,524
Total revenues	261,721	336,756
Expenses:
Completion and remedial services	81,251	86,480
Fluid services	54,132	66,782
Well servicing	52,401	69,759
Contract drilling	7,525	9,166
General and administrative (1)	39,204	39,559
Depreciation and amortization	60,929	51,705
(Gain) loss on disposal of assets	48	(679)
Total expenses	295,490	322,772
Operating income (loss)	(33,769)	13,984
Other income (expense):
Interest expense	(16,863)	(16,859)
Interest income	6	13
Other income	120	366
Loss before income taxes	(50,506)	(2,496)
Income tax benefit	17,882	589
Net loss	$(32,624)	$(1,907)
Loss per share of common stock:
Basic	$(0.81)	$(0.05)
Diluted	$(0.81)	$(0.05)

Other Financial Data (unaudited):
EBITDA (3)	$27,280	$66,055
Adjusted EBITDA (3)	27,328	65,376
Capital expenditures:
Acquisitions, net of cash acquired	-	-
Property and equipment	25,861	33,106

	As of
	March 31, 2015	December 31, 2014

	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$104,936	$79,915
Net property and equipment	982,153	1,007,969
Total assets	1,499,550	1,597,177
Total long-term debt	878,219	882,572
Total stockholders' equity	307,464	342,653

	Three months ended March 31,
	2015	2014
Segment Data:	(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	28.0%	37.1%

Fluid Services
Weighted average number of fluid service trucks	1,046	1,006
Truck hours (000's)	595.1	607.2
Revenue per fluid services truck (000's)	$71	$92
Segment profits per fluid services truck (000's)	$19	$26
Segment profits as a percent of revenue	26.7%	28.1%

Well Servicing (2)
Weighted average number of rigs	421	421
Rig hours (000's)	163.9	209.7
Rig utilization rate	55%	70%
Revenue per rig hour, excluding manufacturing	$377	$407
Well servicing rig profit per rig hour	$69	$100
Segment profits as a percent of revenue	17.7%	24.0%

Contact Drilling
Weighted average number of rigs	12	12
Rig operating days	674	821
Drilling utilization rate	62%	76%
Revenue per day	$17,000	$16,500
Drilling rig profit per day	$5,900	$5,300
Segment profits as a percent of revenue	34.4%	32.2%

(1)	Includes approximately $4,532,000 and $3,569,000 of non-cash compensation expense for the three months ended March 31, 2015 and March 31, 2014, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, and the gain or loss on disposal of assets or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended March 31,
	2015	2014
Reconciliation of Net Loss to EBITDA:	(Unaudited)
Net loss	$(32,624)	$(1,907)
Income taxes	(17,882)	(589)
Net interest expense	16,857	16,846
Depreciation and amortization	60,929	51,705
EBITDA	$27,280	$66,055

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets:

	Three months ended March 31,
	2015	2014
Reconciliation of Net Loss to Adjusted EBITDA:	(Unaudited)
Net loss	$(32,624)	$(1,907)
Income taxes	(17,882)	(589)
Net interest expense	16,857	16,846
Depreciation and amortization	60,929	51,705
(Gain) loss on disposal of assets	48	(679)
Adjusted EBITDA	$27,328	$65,376